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                            [Letterhead of Vinson & Elkins L.L.P.]



                                    December 30, 1997


Heftel Broadcasting Corporation
100 Crescent Court, Suite 1777
Dallas, Texas 75201

Ladies and Gentlemen:

    We have acted as counsel for Heftel Broadcasting Corporation, a Delaware corporation (the "COMPANY"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "ACT"), of 1,498,937 shares of common stock, par value $0.001 per share (the "SHARES"), of the Company which may be offered from time to time under the Heftel Broadcasting Corporation Long-Term Incentive Plan (the "PLAN") under the Company's Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission (the "COMMISSION") on December 30, 1997.

    In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company, and (v) the Plan.

    We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that, upon purchase of the Shares pursuant to the Plan, (i) the Shares will be issued in accordance with the Plan, (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law.

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Heftel Broadcasting Corporation
December 30, 1997
Page 2

    Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when offered and issued by the Company upon purchase thereof pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable.

    This opinion is limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

    This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                  Very truly yours,

                                  /s/ VINSON & ELKINS L.L.P.